Exhibit 10.1

June 20, 2006

Mr. William Morrow
Homat Viscount #2801
1-11-40 Akasaka, Minato-ku
Tokyo 107-0052 Japan

Dear Bill:

On behalf of Pacific Gas and Electric Company, I am pleased to extend an offer to you to join our organization as President and Chief Operating Officer, reporting to me.

Your initial total compensation package will consist of the following:

1.	An annual base salary of $575,000 ($47,916.67/month) subject to possible increases through our annual salary review plan.

2.
A one-time bonus of $100,000 payable within 60 days of your date of hire, subject to normal tax withholdings. Should you leave the company or should your employment be terminated for cause within three years of your date of hire, a prorated amount of this bonus must be refunded to the company.

3.
A target incentive of $373,750 (65% of your base salary) in an annual short-term incentive plan under which your actual incentive dollars may range from zero to $747,500 based on performance relative to established goals. This incentive will be prorated for the number of months worked from your date of hire and will be payable in 2007.

4.
Participation in the PG&E Corporation Long-Term Incentive Plan (LTIP) as a band 2 officer. Grants under the LTIP are split equally between restricted stock and performance shares, and are generally made annually on the first business day of the year. Your initial grant will be made on your date of hire and will have an estimated current value of $1,000,000. This estimated value is used only for the purpose of determining the number of shares for your grant. The ultimate value that you realize from this grant will depend upon your employment status and the performance of PG&E Corporation common stock.

5.	A one-time supplement LTIP grant with an estimated current value of $500,000. This grant will be apportioned and made in the same manner as the grant described in item 4.

Mr. Morrow
June 20, 2006

6.
Participation in the PG&E Corporation Supplemental Executive Retirement Plan (SERP). The basic benefit payable from the SERP at retirement is a monthly annuity equal to the product of 1.7% x [average of the three highest years’ combination of salary and annual incentive for the last ten years of service] x years of credited service x 1/12 less any amounts paid or payable from the Pacific Gas and Electric Company Retirement Plan (RP).

7.	Conditioned upon meeting plan requirements, you will also be eligible for post-retirement life insurance and post-retirement medical benefits upon retirement under the RP.

8.
Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) savings plan. You will be eligible to contribute as much as 20% of your salary on either a pre-tax or after-tax basis. After your first year of service, we will match contributions you make up to 3% of your salary at 75 cents on each dollar contributed. After three years of service, we will match contributions up to 6% of your salary at 75 cents on each dollar contributed. All of the above contributions are subject to the applicable legal limits.

9.
Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified, deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis. We will provide you with the full matching contributions that cannot be provided through the RSP, due to legal limitations imposed on highly compensated employees.

10.
As a result of your officer level (officer band 2), you will become an eligible participant under the Executive Stock Ownership Program effective January 1, 2007. As an ancillary benefit to that program, you will also be eligible to receive financial counseling from The AYCO Company at a subsidized rate to assist you in your understanding of our compensation and benefits programs and how those programs can help you to achieve financial security. For this feature of the program, you will be eligible as of your date of hire.

11.
Participation in a cafeteria-style benefits program that permits you to select coverage tailored to your personal needs and circumstances. The benefits you elect will be effective the first of the month following the date of your hire.

12.
An annual vacation allotment of four weeks, subject to future increases based on length of service. Your initial vacation allotment will be prorated based on your date of hire. In addition, Pacific Gas and Electric Company recognizes 10 paid company holidays annually and provides 3 floating holidays immediately upon hire and at the beginning of each year.

13.
An annual perquisite allowance of $25,000 to be used in lieu of individual authorizations for cars and memberships in clubs and civic organizations. If your date of hire is after June 30, 2006, you will receive half of this amount ($12,500) for 2006.

14.
Participation in the Employee Discount program after six months of continuous service following your date of hire. The program offers participants a 25% discount on electricity and gas rates for their primary residence. In order to receive this benefit, you must (a) live within Pacific Gas and Electric Company’s service territory and (b) have the service in your name at your primary residence.

Mr. Morrow
June 20, 2006

As we have discussed, this offer is contingent upon your passing a comprehensive background verification including a credit check and security clearance assessment, and a standard drug analysis test. We will also need to verify your eligibility to work in the United States based on applicable immigration laws. In addition, your election as an officer of Pacific Gas and Electric Company is subject to approval by the Board of Directors of Pacific Gas and Electric Company and elements of your compensation are subject to approval by the Nominating, Compensation, and Governance Committee of the Board of Directors of PG&E Corporation.

Peter Darbee and I look forward to your joining our team and believe you will make a strong contribution to the achievement of the mission and goals of Pacific Gas and Electric Company and PG&E Corporation. I would appreciate receiving your written acceptance of this offer and to also confirm a start date and public announcement of August 1, 2006 as soon as possible. It is our understanding that by June 28, 2006, and after your election by the Board of Directors to the position of President and Chief Operating Officer of Pacific Gas and Electric Company, that you will formally submit a letter to your current employer informing them that there is no acceptable position within Votaphone and invoking the severance provisions of your current executive officer contract.

Please call me at any time if you have questions.

Sincerely,

/s/ Thomas B. King

THOMAS B. KING
President and Chief Executive Officer

Attachment

This is to confirm my acceptance of Pacific Gas and Electric Company’s offer as the President and Chief Operating Officer as outlined above.

/s/ William Morrow June 20, 2006
(Signature and Date)